UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

COVANTA HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6732	95-6021257
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Lane Road Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 882-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 25, 2010, Covanta Holding Corporation (the “Company”) adopted a form of Growth Equity Award Agreement (the “Growth Equity Award Agreement”), which is to be used for awards pursuant to the Company’s Equity Award Plan for Employees and Officers (the “Equity Plan”) to certain senior officers of the Company or its subsidiaries, including the Company’s “named executive officers”, as identified in the Company’s proxy statement for its 2009 annual meeting of stockholders (collectively, the “NEOs”). The Growth Equity Award Agreement provides for the award of restricted stock units to certain senior officers of the Company or its affiliates, including NEOs, in connection with specified growth-based acquisitions that have been completed or development projects that have commenced. This type of award under the Equity Plan was previously approved as part of an amendment to the Equity Plan approved by stockholders at the Company’s 2009 Annual Meeting of Stockholders. For further information, see Proposal No. 2 in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 2, 2009. The Equity Award Agreement provides that as of the award date of the restricted stock units, the Compensation Committee shall make internal calculations of the value of the applicable acquisitions or new development projects using a discounted cash flow analysis of such projects. Vesting of such awards will not occur until at least three years have passed following an acquisition and upon the later of three years or one year following the commencement of commercial operations for development projects at which time a “bring down” calculation will be made by the Compensation Committee and in the event that the bring down value is not consistent with the original value established at the time the award was granted, then subject to a 5% cushion, a proportionate clawback would be applied.

The Growth Equity Award Agreement provides for immediate vesting in the event of a “Change of Control” (as defined in the Growth Equity Award Agreement) and also provides for restrictive covenants including (1) covenants not to compete or solicit employees or customers and (2) confidentiality restrictions. This summary of the Growth Equity Award Agreement is qualified in its entirety by reference to the Growth Equity Award Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Additionally, on February 24, 2010, the Company adopted the Covanta Energy Corporation Senior Officers Severance Plan (the “Severance Plan”). This Severance Plan was adopted as part of the Compensation Committee’s plan to no longer have individualized employment agreements with the Company’s executive and senior officers. Until October 5, 2009, the Company had severance benefits provided for under an employment agreement with each of the NEOs; each of these employment agreements expired by its terms on such date and has not been replaced. The Company’s Chief Executive Officer, Executive Vice Presidents, Regional Presidents and Senior Vice Presidents (collectively, “Covered Employees”) are covered by the Severance Plan.

Under the Severance Plan, Covered Employees will receive severance benefits if their employment is terminated by the Company without cause (as defined in the Severance Plan). Covered Employees who are NEOs will receive a continuation of base salary for (1) 24 months in the case of the Company’s Chief Executive Officer; or (2) 18 months in the case of the

Company’s Executive Vice Presidents and Regional Presidents. In the event of a termination of employment following a Change in Control (as defined in the Severance Plan), Covered Employees who are NEOs will receive a continuation of base salary and bonus for the same periods as set forth above. Covered Employees, including the NEOs, are also entitled to continued medical and dental benefits for the duration of the applicable severance period. The administrator of the Severance Plan, which initially shall be the Compensation Committee, may provide additional discretionary payments to the Covered Employees

Severance benefits under the Severance Plan are payable only if the Covered Employee has signed the Company’s separation agreement on the appropriate form provided by the Company which contains a release of all claims that the employee may have against the Company or its subsidiaries. The Company may modify or terminate the Severance Plan at any time in its sole discretion. This summary of the Severance Plan is qualified in its entirety by reference to the Severance Plan, which is attached hereto as Exhibit 10.2, and incorporated by reference herein.

Item 8.01. Other Events.

On February 25, 2010, the Company issued a press release announcing that the Company’s Board of Directors had voted to have the Company’s 2010 annual meeting of stockholders (the “Annual Meeting”) on May 7, 2010. Stockholders of record at the close of business on March 12, 2010 will be entitled to notice of and to vote at the Annual Meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired – Not Applicable

(b) Pro Forma Financial Information – Not Applicable

(c) Shell Company Transactions – Not Applicable

(d) Exhibits

Exhibit No. Exhibit

10.1 Form of Growth Equity Award Agreement pursuant to the Covanta Holding Corporation Equity Award Plan for Employees and Officers.

10.2 Covanta Energy Corporation Officers and Other Designated Salaried Employees Severance Plan

99.1 Press Release regarding Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 2, 2010

COVANTA HOLDING CORPORATION (Registrant)

By:	/s/ Timothy J. Simpson
Name: Timothy J. Simpson Title: Executive Vice President, General Counsel and Secretary

COVANTA HOLDING CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Growth Equity Award Agreement pursuant to the Covanta Holding Corporation Equity Award Plan for Employees and Officers.

10.2	Covanta Energy Corporation Officers and Other Designated Salaried Employees Severance Plan

99.1	Press Release regarding Annual Meeting.